EXHIBIT 15(b)





          TUC Holding Company:

          We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of ENSERCH Corporation and subsidiaries for the periods ended March 31, 1997 and 1996, as indicated in our report dated May 7, 1997; because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our report referred to above, which was included in the Quarterly Report on Form 10-Q of ENSERCH Corporation for the quarter ended March 31, 1997, is being incorporated by reference in this Registration Statement.

          We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



          /s/ Deloitte & Touche LLP


          Dallas, Texas
          August 4, 1997